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                                                                    EXHIBIT 11.1

                             RASTER GRAPHICS, INC.

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                      DECEMBER 29,   -----------------
              PRO FORMA                                                   1995        1995       1996
- --------------------------------------                                ------------   ------     ------
Net income (loss)..................................................     $     77     $  275     $1,201
                                                                          ======
Computations of weighted average common and shares
  outstanding......................................................          220        201        411
Common equivalent shares from stock options, convertible preferred
  stock and warrants...............................................        6,165      6,092      6,199
Shares related to SAB Nos. 55, 64 and 83...........................          802        802        802
                                                                          ------
Shares used in computing pro forma net income (loss) per share.....        7,187      7,095      7,412
                                                                          ======
Pro forma net income (loss) per share..............................     $   0.01     $ 0.04     $ 0.16
                                                                          ======



                                                       YEARS ENDED                   SIX MONTHS ENDED
                                        ------------------------------------------       JUNE 30,
                                        DECEMBER 31,   DECEMBER 30,   DECEMBER 29,   -----------------
              HISTORICAL                    1993           1994           1995        1995       1996
- --------------------------------------  ------------   ------------   ------------   ------     ------
Net income (loss).....................    $     41       $ (2,128)      $     77     $  275     $1,201
                                           =======        =======        =======
Computations of weighted average
  common and weighted average common
  shares outstanding..................         354            330            220        201        411
Common equivalent shares from stock
  options, convertible preferred stock
  and warrants........................       4,025             --          6,165      6,092      6,199
Shares related to SAB Nos. 55, 64, and
  83..................................         802            802            802        802        802
                                           -------        -------        -------
Shares used in computing net loss per
  share...............................       5,181          1,132          7,187      7,095      7,412
                                           =======        =======        =======
Net loss per share....................    $   0.01       $  (1.88)      $   0.01     $ 0.04     $ 0.16
                                           =======        =======        =======